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                                                                   EXHIBIT 11(a)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference made to our firm under the captions "Condensed Financial Information" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration No. 2-68918 on Form N-1A of each of our two reports dated
January 8, 1997 and July 1, 1997, on the financial statements and financial highlights of MFS World Governments Fund, a portfolio of MFS Series Trust VII, included in the November 30, 1996 Annual Report to Shareholders and the May 31, 1997 Semiannual Report to Shareholders, respectively.


ERNST & YOUNG LLP


Boston, Massachusetts
September 12, 1997